Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Adlai Nortye Ltd.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Adlai Nortye Ltd. of our report dated April 30, 2025, relating to the consolidated financial statements of Adlai Nortye Ltd. (the Company) appearing in the Company’s Annual Report on Form 20-F, as amended by Form 20-F/A (Amendment No. 1), for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

Shanghai, The People’s Republic of China

September 15, 2025